Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kinder Morgan, Inc. for the registration of Class P common stock, debt securities, and guarantees of debt securities and to the incorporation by reference therein of our report dated February 26, 2013, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 21, 2014